UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2014 (June 9, 2014)

CHATHAM LODGING TRUST
(Exact name of Registrant as specified in its charter)

Maryland	001-34693	27-1200777
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Cocoanut Row, Suite 211 Palm Beach, Florida	33480
(Address of principal executive offices)	(Zip Code)
(561) 802-4477
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01     Completion of Acquisition or Disposition of Assets.

On June 9, 2014, Chatham Lodging Trust (the “Company”) completed the previously disclosed sale of its joint venture with Cerberus Capital Management (the “Innkeepers JV”), which owned a 51-hotel, 6,848-room portfolio, to NewINK LLC, a new joint venture between an affiliate of NorthStar Realty Finance Corp. (“NorthStar”) and an affiliate of the Company’s operating partnership (the “NewINK JV”) formed to facilitate the sale of the Innkeepers JV.

On June 9, 2014, in connection with the sale of the Innkeepers JV, the Company also completed the previously disclosed acquisition of four Residence Inn hotels from the Innkeepers JV (the “Four-Pack Acquisition”). The four hotels are located in Silicon Valley in California and comprise an aggregate of 751 rooms. The gross purchase price for the Four-Pack Acquisition was approximately $341.5 million, less reserve credits of $15.1 million, resulting in a net purchase price of $326.4 million. The purchase price was funded with equity from the gain on sale of the Innkeepers JV (described below), borrowings under the Company’s senior secured revolving credit facility and with borrowings from the Company’s four new individual mortgage loans that are secured by the four hotels in the Four-Pack Acquisition and described in Item 2.03 below.

As part of the sale of the Innkeepers JV, NorthStar acquired Cerberus Capital Management’s 89.7% interest in the Innkeepers JV, which now owns 47 hotels, for a gross purchase price of $958.5 million less reserve credits of $24.6 million, resulting in a net cash purchase price of $933.9 million, or $153,000 per room. The Company retained its 10.3% interest in the Innkeepers JV. The Company will provide certain management services to the Innkeepers JV and will receive a promote interest based on the Innkeepers JV meeting certain return thresholds.

Based on the net purchase price for the sale of the Innkeepers JV, the Company recognized an economic gain of approximately $80 million. The Company will roll most of this gain tax-free between the basis of its investment in the Innkeepers JV and the four hotels that comprise the Four-Pack Acquisition. The four hotels comprising the Four-Pack Acquisition acquired by the Company and all of the 47 hotels owned by the Innkeepers JV will continue to be managed by Island Hospitality Management, a hotel management company that is 90% owned by Jeffrey Fisher, Chatham’s Chief Executive Officer.

The Company is considering the redevelopment and expansion of all four hotels that comprise the Four-Pack Acquisition to increase the aggregate room count by 36% to a total of 1,023 rooms. The 272 room expansion, which would take approximately 12 months from commencement date at each location once all approvals are obtained, is expected to include a new lobby and public spaces in each location with an estimated aggregate cost of approximately $59.0 million, or approximately $217,000 per additional room.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the Four-Pack Acquisition, on June 9, 2014, wholly-owned subsidiaries of the Company closed on four separate mortgage loans totaling $222.0 million. Each loan is individually secured by a hotel acquired as part of the Four-Pack Acquisition. The loans carry a fixed interest rate of 4.64% and mature in 2024. The loans will amortize based on a 30-year amortization period, but the first five years of the loans are interest only. The loans are secured by first mortgage liens on the hotels and their related equipment, fixtures, personal property and other assets. The loan agreements and related documents contain representations, warranties, covenants, conditions and events of default customary for single-property mortgage financings of this type.

Item 7.01.    Regulation FD Disclosure.

The Company issued a press release on June 10, 2014 announcing that it had closed on the previously announced sale of the Innkeepers JV and the Four-Pack Acquisition. A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01     Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated June 10, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHATHAM LODGING TRUST

June 10, 2014	By:	/s/ Dennis M. Craven

Name: Dennis M. Craven
Title: Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated June 10, 2014